EXHIBIT 21

LA-Z-BOY INCORPORATED LIST OF SUBSIDIARIES

Jurisdiction of
Subsidiary	Incorporation

Alexvale Furniture, Inc.	North Carolina
American Furniture Company, Incorporated	Virginia
Bauhaus U.S.A., Inc.	Mississippi
Centurion Furniture plc (d/b/a La-Z-Boy UK)	United Kingdom
Clayton-Marcus Company, Inc.	North Carolina
England, Inc.	Michigan
Kincaid Furniture Company, Incorporated	Delaware
La-Z-Boy Canada Limited	Ontario, Canada
La-Z-Boy Europe B.V. (50)%	The Netherlands
La-Z-Boy Germany GmbH	Germany
La-Z-Boy Global Limited (f/k/a LZB Florida Realty, Inc.)	Michigan
La-Z-Boy Greensboro, Inc. (f/k/a LADD Furniture, Inc.)	North Carolina
La-Z-Boy Import Sourcing, Inc. (f/k/a La-Z-Boy Global Ltd.)	Michigan
La-Z-Boy Logistics, Inc.	Michigan
La-Z-Boy Showcase Shoppes, Inc.	Indiana
La-Z-Boy (Thailand) Ltd. (51)%	Thailand
LADD Contract Sales Corporation	North Carolina
LADD International Sales Corporation	Barbados
LADD Transportation, Inc. (d/b/a La-Z-Boy Transportation)	North Carolina
LZB Alabama Properties, Inc.	Michigan
LZB Carolina Properties, Inc.	Michigan
LZB Delaware Valley Inc.	Delaware
LZB Delaware Valley Properties, Inc.	Michigan
LZBFG of South Florida, LLC	Michigan
LZB Finance, Inc.	Michigan
LZB Furniture Galleries of Boston, Inc.	Michigan
LZB Furniture Galleries of Kansas City, Inc.	Michigan
LZB Furniture Galleries of Paramus, Inc.	Michigan
LZB Furniture Galleries of Pittsburgh LLC	Michigan
LZB Furniture Galleries of Rochester, Inc	Michigan
LZB Furniture Galleries of St. Louis, Inc.	Michigan
LZB Furniture Galleries of Washington D.C., Inc.	Michigan
LZB Properties, Inc.	Michigan
LZB Manufacturing, Inc.	Michigan
LZB Retail, Inc.	Michigan
Montgomeryville Home Furnishings, Inc.	Pennsylvania
Pennsylvania House, Inc.	North Carolina
St. Clair Insurance Company	Cayman Islands
Bedford Chair Company, Inc.	Virginia

All other subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary and therefore have been omitted from this exhibit.